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                                                                      EXHIBIT 11

                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)




                                                               Three Months Ended March 31,

                                                                 2001                2000
                                                              ---------           ---------
Basic:
    Weighted average number of shares outstanding               146,696             139,274
                                                              ---------           ---------

    Income before extraordinary gain                          $  83,138           $  17,931
    Extraordinary gain, net                                          --               1,703
                                                              ---------           ---------
    Net income                                                $  83,138           $  19,634
                                                              ---------           ---------

    Earnings per share:
      Before extraordinary gain                               $     .57           $     .13
      Extraordinary gain, net                                        --                 .01
                                                              ---------           ---------
      Net income                                              $     .57           $     .14
                                                              ---------           ---------

Diluted: (1)
    Weighted average number of shares outstanding               146,696             139,274
    Net effect of dilutive stock options and warrants
      based on the treasury stock method using
      average market price                                        8,735               9,577
    Assumed conversion of $825.0 million and
      $1.381 billion zero coupon convertible
      senior debentures                                          14,830                  --
                                                              ---------           ---------
    Total                                                       170,261             148,851
                                                              ---------           ---------

    Income before extraordinary gain                          $  83,138           $  17,931
    Extraordinary gain, net                                          --               1,703
                                                              ---------           ---------
    Net income                                                   83,138              19,634

    Add interest expense on assumed conversion
      of $825.0 million and $1.381 billion
      zero coupon convertible senior debentures, net
      of tax                                                      3,996                  --
                                                              ---------           ---------
    Total                                                     $  87,134           $  19,634
                                                              ---------           ---------

     Earnings per share:
      Before extraordinary gain                               $     .51           $     .12
      Extraordinary gain, net                                        --                 .01
                                                              ---------           ---------
      Net income                                              $     .51           $     .13
                                                              ---------           ---------
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